Exhibit 99.1

Alpha Natural Resources Announces Pricing of $1.5 Billion of Senior Notes

ABINGDON, Va., May 18, 2011 /PRNewswire/ — Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”) today announced the pricing of its underwritten public offering of $800 million aggregate principal amount of 6% senior notes due 2019 and $700 million aggregate principal amount of 6.25% senior notes due 2021 (together, the “Senior Notes”). Alpha estimates the net proceeds from the issuance and sale of the Senior Notes, after deducting underwriting discounts and estimated offering expenses, will be approximately $1.47 billion.

The offering is subject to market and other conditions. Alpha intends to consummate its proposed acquisition of Massey Energy Company (“Massey”) concurrently with the offering. If the proposed acquisition of Massey is not consummated concurrently with the issuance of the Senior Notes or on or prior to September 1, 2011, Alpha will redeem the Senior Notes at a price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest to, but not including, the date of redemption, pursuant to the terms of the indenture governing the Senior Notes. Alpha may redeem the Notes prior to such date if it determines in its sole discretion that the Merger will not be consummated on or prior to September 1, 2011.

Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are acting as joint book-running managers in connection with the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of the Senior Notes will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable prospectus supplement and other related documents or pursuant to an exemption from registration under the Securities Act of 1933, as amended. Copies of these documents can be obtained from Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Morgan Stanley Prospectus Department, at (917) 606-8487, or Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, at (800) 831-9146.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed merger, Alpha has filed with the SEC a registration statement on Form S-4 (commission file number 333-172888), as amended, that includes a preliminary joint proxy statement/prospectus regarding the proposed merger. The registration statement was declared effective by the SEC on April 28, 2011, and a definitive joint proxy statement/prospectus has been mailed to Alpha and Massey stockholders on or about April 29, 2011 in connection with the proposed merger. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain a copy of the joint proxy statement/prospectus and other related documents filed by Alpha and Massey with the SEC regarding the proposed merger as well as other filings containing information, free of charge, through the web site maintained by the SEC at www.sec.gov, by directing a request to Alpha’s Investor Relations department at Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attn: Investor Relations, to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 or to Massey’s Investor Relations department at, (804) 788 - 1824 or by email to Investor@masseyenergyco.com. Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from Alpha’s website at www.alphanr.com under the heading “Investor Relations” and then under the heading “SEC Filings” and Massey’s website at www.masseyenergyco.com under the heading “Investors” and then under the heading “SEC Filings”.

Participants in Solicitation

Alpha, Massey and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger is set forth in the definitive joint proxy statement/prospectus filed with the SEC. You can find information about Alpha’s directors and executive officers in Alpha’s definitive proxy statement filed with the SEC on April 1, 2011. You can find information about Massey’s directors and executive officers in Amendment No. 1 to Massey’s annual report on Form 10-K filed with the SEC on April 19, 2011. You can obtain free copies of these documents from Alpha or Massey using the contact information above.

SOURCE Alpha Natural Resources, Inc.

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